Exhibit 10.04

SECURED INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made as of the 21 day of February 2005.

BETWEEN:

     William J. Driscoll and Rosemary Driscoll whose address is 6367 South Jamaica Court, Englewood, CO 80111 (the “Indemnitors”),

     and

     Lifeline Therapeutics, Inc. on behalf of itself and its subsidiary Lifeline Nutraceuticals Corporation, both Colorado corporations whose address is Suite 1750, 6400 South Fiddler's Green Circle, Englewood, CO 80111 (collectively referred to as “Indemnitees”);

WHEREAS, the Indemnitors own shares of common stock of Lifeline Therapeutics, Inc., and Mr. Driscoll is an officer and director of both of the Indemnitees;

WHEREAS, Mr. Driscoll has incurred certain obligations described below with respect to shares of common stock of the Indemnitors which the Indemnitors recognize as their personal obligations; and

WHEREAS, Mr. and Mrs. Driscoll desire by this Secured Indemnification Agreement (“Agreement”) to recognize their obligations and to indemnify and hold the Indemnitees, their officers, directors, and other shareholders, harmless from any liability deriving directly or indirectly from those obligations.

NOW THEREFORE in consideration of the promises contained herein and for other good and valuable consideration, the receipt and adequacy whereof Mr. and Mrs. Driscoll each hereby acknowledge, the parties hereto covenant and agree as follows:

1.   Disclosure.

     a.    Mr. Driscoll has received loans or other benefits from the following people and in each case has promised or led these individuals to believe that he will provide them shares of common stock of Lifeline Therapeutics, Inc. or its subsidiary, Lifeline Nutraceuticals Corporation (some of which have not been previously disclosed and some of which Mr. Driscoll does not believe represent obligations on his part):

i.    Daniel W. Streets, pursuant to a promissory note dated February 26, 2004, in the principal amount of $25,000 plus interest, which Mr. Driscoll has agreed to exchange for 40,170 shares of common stock of Lifeline Therapeutics, Inc. (equivalent to 50,000 shares of Lifeline Nutraceuticals Corporation common stock multiplied by the ratio (0.8034) used in the reorganization).

ii.    Eve Murphy, pursuant to a promissory note dated __________, 2004, in the principal amount of $5,000 plus interest, which Ms. Murphy has agreed to exchange for 8,034 shares of common stock of Lifeline Therapeutics, Inc. (equivalent to 10,000 shares of Lifeline Nutraceuticals Corporation common stock multiplied by the ratio (0.8034) used in the reorganization).

iii.    Christopher J. Micklatcher, pursuant to an e-mail to Mr. Driscoll dated February 1, 2005, where Mr. Micklatcher stated his understanding that "we ... would get 10% of each other's holdings in companies we are involved in."

iv.    Steven Skalkowski, pursuant to various e-mails to Mr. Driscoll where Mr. Skalkowski stated, “just wanted to know when we can sit down and figure exactly how many shares I’m going to receive” (October 4, 2004); and “does this mean our deal is public knowledge” (February 8, 2005).

v.    Sergiu Herscovici, pursuant to a lease where the Indemnitors agreed to provide Mr. Herscovici (their landlord) $25,000 in cash or securities, which securities might be interpreted to include shares of Lifeline Therapeutics, Inc. common stock as reflected in Mr. Herscovici’s e-mail to Mr. Driscoll of February 13, 2005 (“last Friday you sated you would be here by 10:00 am today to deliver the signed stock certificates in the amount of 40,000 shares in your company, due to be freely traded by the beginning of May, 2005”).

vi.    Dawn von Graff, who introduced certain investors to the Indemnitees, to the extent the amount due to Ms. von Graff exceeds either $5,500 or 5,000 shares of restricted common stock of Lifeline Therapeutics, Inc.

vii.    Greg Werner, pursuant to various e-mails to Mr. Driscoll where Mr. Werner stated, “[s]o that we keep the issue of our repayment on the front burner, when do you expect to be able to present us with a proposal” (October 27, 2004); and “[w]ill you be able to give us a verbal proposal soon related to our outstanding repayment issues?” (November 30, 2004).

viii.    Matt Esser, pursuant to various e-mails to Mr. Driscoll where Mr. Esser stated, “[i]f you remember, you wrote me a contract saying that I would get 100,000 shares of Lifeline Nutraceuticals for the computer work I did finding that document on your computer (November 10, 2004); and “[b]ack in January of ‘04 I was at your house at helped you retrieve a document that was so valuable to me you promised me a Stock Subscription of 100,000 shares of Lifeline Nutraceutical. I have that document and that agreement in writing” (February 18, 2005).

ix.    Benson Juarez, pursuant to e-mails dated October 20 and 27, 2004 (which are identical) which state in part, “I’m also thankful for your offer to mitigate my losses from past investments with some sort of compensation in connection with Lifeline. What are your ideas on how to do this? Do you plan to transfer shares of stock to me?"

     b.    The Indemnitors warrant to the Indemnitees that the foregoing persons described in paragraphs 1(a)(i) through 1(a)(ix) (collectively the “Obligations”) are the only persons who have any claims to shares of any interest in either of the Indemnitees by, through, or as a result of any statement, offer, or invitation made by the Indemnitors (or either of them). For the purposes of this Agreement, the term “Obligations” also includes any other person who may make a claim that he, she, or it is owed or due shares of common stock of Lifeline Therapeutics, Inc. or Lifeline Nutraceuticals Corporation as a result of any promises made to such person by William J. Driscoll.

     c.    Issues previously disclosed to the Indemnitees with respect to Michael Barber and John Bradley are not included within the term “Obligations” and are not subject to the Indemnitors’ indemnification obligation contained herein. Mr. Driscoll warrants to the Indemnitees that he has never agreed with John Bradley that he is due any compensation from either of the Indemnitees except to the extent Mr. Bradley, at the request of the Board of Directors, performs services for either of the Indemnitees. To the knowledge of Mr. Driscoll, Mr. Bradley has not performed services for either of the Indemnitees other than those services for which he received 250,000 shares of Lifeline Nutraceuticals Corporation common stock in approximately September 2004 and, consequently, is due no additional compensation. Mr. Driscoll further warrants that he has made no promises of any nature to Michael Barber. Mr. Driscoll will take positions consistent with these statements in any testimony he may give in these matters.

2.    Indemnification. Indemnitors covenant and agree, jointly and severally, to indemnify and save harmless the Indemnitees from and against any and all damages incurred by or which may be incurred by the Indemnitees arising directly or indirectly from the Obligations, provided however, that any such indemnity is expressly conditioned on shareholders receiving notice of and being entitled to assume the defense of any such claim as set forth in Section 3, below. When used herein, the term “damages” means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including without limitation, reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives of the Indemnitees, whether such damages are actually incurred before or after the date hereof.

3.    Indemnification Against Claims by Third Parties.

     a.    The Indemnitees (or either of them) shall give written notice of any indemnification claim arising as a result of any claim, demand, action, or proceeding initiated by a third party (a “Third Party Claim”) promptly upon Indemnitees becoming aware that such Third Party Claim has been threatened or asserted, which notice shall disclose whether the Indemnitees intends to dispute the Third Party Claim or to cause such Third Party Claim to be disputed.

     b.    Upon receipt of notice of a Third Party Claim from the Indemnitee, if the Indemnitors acknowledge their obligation to provide indemnification hereunder in writing, the Indemnitee will afford the Indemnitors an opportunity to undertake the defense, settlement, or other resolution of the Third Party Claim by Indemnitors giving notice of their intention to do so within 15 days after receipt of notice from Indemnitees; provided that:

i. such assumption of control shall, by its terms, be without cost to the Indemnitee; and

ii.    the Indemnitors shall, at their sole expense, diligently proceed with the defense, compromise or settlement of the Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnitees, and, in connection therewith, the Indemnitees shall co-operate fully to make available to the Indemnitors all pertinent information and witnesses under the Indemnitees’ control and to make such assignments and to take such other steps as in the reasonable opinion of counsel for the Indemnitors are necessary to enable the Indemnitors to conduct such defense; and

iii.    no Third Party Claim shall be compromised or settled without the prior written consent of the Indemnitees, if such settlement or compromise could reasonably be anticipated to have a significant adverse effect on the business of the Indemnitees, and the Indemnitees hereby covenant and agree not to unreasonably withhold or delay any such consent; and

iv.    any compromise or settlement of a Third Party Claim shall include, as an unconditional term thereof, a release, in form satisfactory to the Indemnitees, which releases the Indemnitees from all liability with respect to such litigation or claim.

     c.    If the Indemnitors fail or refuse to acknowledge their liability or to undertake such defense, settlement or other resolution of a Third Party Claim (which may be undertaken without admission of ultimate liability), then the Indemnitees may defend, settle or otherwise resolve the Third Party Claim, and the Indemnitors shall be solely responsible for all reasonable costs incurred by the Indemnitees in connection therewith.

     d.    If the Indemnitees fail to respond to a request for its consent or unreasonably refuses to consent to a compromise or settlement of a particular Third Party Claim negotiated by the Indemnitors of which consent is required, the Indemnitors may pay to the Indemnitees an amount necessary to indemnify the Indemnitees pursuant to the Acquisition Agreement and this Agreement as though the matter had been settled or compromised upon the terms negotiated by the Indemnitors and the Indemnitees shall deliver to the Indemnitors a full and final release of all amounts claimed in respect of such Third Party Claim.

     e.    Subject to the provisions of the Acquisition Agreement and this Agreement, the final determination of any Third Party Claim, including all related costs and expenses, will be binding and conclusive upon the parties hereto as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnitors.

4.    Security for Indemnification Obligation. As security for the Indemnitors’ performance of their indemnification obligations as set forth herein, the Indemnitors hereby deliver to Burns, Figa & Will, P.C. a share certificate in the name of the Indemnitors, with a stock power executed by the Indemnitors in blank, with their signature medallion guaranteed, which Burns, Figa & Will, P.C. will hold in escrow until directed by joint instruction signed by (i) either of the Indemnitors and (ii) either Paul Myhill or Daniel Streets on behalf of the Indemnitees. Burns, Figa & Will, P.C. will have no liability with respect to holding the certificate or responding in accordance with directions received that are signed in accordance with the foregoing.

5.    Miscellaneous.

     a.    Any notice, direction, or other instrument required or permitted to be given to the Indemnitors or the Indemnitees shall be in writing and shall be given in accordance with the notice provisions set out in the Acquisition Agreement.

     b.    This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Execution and delivery of this Agreement may be evidenced by fax transmission.

     c.    This Agreement will be construed and governed in accordance with the laws of the State of Colorado without regard to conflicts of laws principles.

     d.    This Agreement has been approved by the Boards of Directors of each of the Indemnitees.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

                                                                    THE INDEMNITEES

LIFELINE THERAPEUTICS,	LIFELINE NUTRACEUTICALS
INC	CORPORATION
By: /s/ Paul Myhill	By: /s/ Paul Myhill
Paul Myhill, Vice President	Paul Myhill, Vice President
ATTEST:	ATTEST:
By: /s/ Daniel Streets	By: /s/ Daniel Streets
Daniel Streets, Secretary	Daniel Streets, Secretary
THE INDEMNITORS
By: /s/ William J. Driscoll	By: /s/ Rosemary Driscoll
William J. Driscoll	Rosemary Driscoll